Exhibit 23



CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report
(Form 10-K) of Autoliv Inc. of our report dated January 27, 2000, included in the 1999 Annual Report to the Shareholders of Autoliv Inc.
We also consent to the incorporation by reference in the Registrations Statements (Forms S-8 No. 333-26299 and No. 333-26303) pertaining to the Autoliv, Inc. 1997 Stock Incentive Plan and Autoliv ASP Employee Investment Plan of Autoliv Inc., respectively, of our report dated
January 27, 2000, with respect to the consolidated financial statements of Autoliv Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1999.

/s/ Ernst & Young AB
Torbjorn Hanson


Stockholm, Sweden
March 27, 2000